Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2014 FISCAL THIRD QUARTER AND NINE MONTHS ENDED DECEMBER 31, 2013

•	THIRD QUARTER AND NINE MONTH GAAP NET INCOME OF $18.9 MILLION ($0.51 PER DILUTED SHARE) AND $156.4 MILLION ($4.28 PER DILUTED SHARE)

•
THIRD QUARTER AND NINE MONTH ADJUSTED NET INCOME OF $31.3 MILLION ($0.85 PER DILUTED SHARE) AND $113.9 MILLION ($3.11 PER DILUTED SHARE), WHICH EXCLUDES THE IMPACT OF SPECIAL ITEMS AND ASSET DISPOSITIONS

•	COMPANY ANNOUNCES ACQUISITION OF 60% INTEREST IN EASTERN AIRLINES IN THE UK, IMMEDIATELY ACCRETIVE TO BVA AND EARNINGS PER SHARE

•	COMPANY REAFFIRMS GUIDANCE FOR FULL FISCAL YEAR 2014 ADJUSTED EPS OF $4.25 - $4.55

HOUSTON, February 6, 2014 – Bristow Group Inc. (NYSE: BRS) today reported net income for the December 2013 quarter of $18.9 million, or $0.51 per diluted share, compared to net income of $36.4 million, or $1.00 per diluted share, in the same period a year ago.
Adjusted net income, which excludes special items and asset disposition effects, decreased 27% to $31.3 million, or $0.85 per diluted share, for the December 2013 quarter, compared to $42.6 million, or $1.17 per diluted share, in the December 2012 quarter.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which also excludes special items and asset disposition effects, was $100.7 million for the December 2013 quarter compared to $109.2 million in the same period a year ago, a decrease of 8%. Net cash provided by operating activities totaled $137.3 million for the nine months ended December 31, 2013, compared to $202.7 million for the same period a year ago.
The decrease in adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share for the December 2013 quarter compared to the December 2012 quarter was primarily driven by certain contract revenue being delayed from the December 2013 quarter to the March 2014 quarter, leading to LACE rate declines while overall costs increased slightly on a sequential basis versus the September 2013 quarter; specifics include:

•
A decrease in operating revenue of $6.9 million in our Australia business unit primarily resulting from the ending of short-term contracts, while overall maintenance expense remained flat and labor costs increased in anticipation of new contracts that start during the fourth quarter of fiscal year 2014 and early fiscal year 2015, and

•	An increase in operating expense of $3.4 million in our Other International business unit due to start up of operations in a new market with revenue to follow in the fourth quarter;
We also saw additional expenses in the December 2013 quarter including:

•
Maintenance expense of $9.5 million and labor costs of $9.0 million in our Europe business unit, which primarily resulted from the return to service of Eurocopter EC225 aircraft in this market, and costs associated with our Sikorsky S-92 fleet in Norway,

•	An increase in labor costs in our West Africa business unit of $2.6 million, and

•
An increase in general and administrative expense at the corporate level of $3.3 million primarily due to higher incentive compensation levels driven by a year-over-year increase in BVA and improved stock price.

“Our fiscal third quarter saw margin declines as we experienced delays in some contract work that shifted into the next quarter, incurred costs as we commenced operations with new aircraft in new locations like Tanzania and incurred costs with the return to service of our EC225 fleet. However, we continue to see growth for our premier service offerings into the future,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “Our expectations for a strong fourth quarter allow us to reaffirm our adjusted EPS guidance for fiscal year 2014 at $4.25 - $4.55.”
THIRD QUARTER FY2014 RESULTS

•	Operating revenue increased 8% to $373.6 million compared to $346.7 million in the same period a year ago.

•	Operating income decreased 60% to $29.5 million compared to $74.1 million in the December 2012 quarter.

•	GAAP net income decreased by 48% to $18.9 million, or $0.51 per diluted share, compared to $36.4 million, or $1.00 per diluted share, in the December 2012 quarter.

•	GAAP results for the December 2013 quarter were affected by the following items that are excluded from our adjusted non-GAAP financial measures for the quarter:

◦
Lower earnings from Líder of $19.3 million related to a payment made by Líder under a tax amnesty program in November 2013 and related tax expense recorded by Líder. This special item decreased net income by $12.6 million and earnings per share by $0.34,

◦	A gain on disposal of assets of $4.0 million compared to a gain of $7.4 million in the December 2012 quarter,

◦
A charge of $2.1 million in direct costs related to the restructuring of our North America business unit and the planned closure of our Alaska operations which related primarily to employee severance and retention costs. We expect to incur approximately $2.1 million in additional costs related mostly to severance and retention through August 2014 to provide services for the remaining Alaska contracts and to close our operations, and

◦	A charge of $2.1 million in direct costs related to severance costs in the Southern North Sea.

•
Adjusted net income, which also excludes special items and asset disposition effects, decreased 27% to $31.3 million, or $0.85 per diluted share, compared to $42.6 million, or $1.17 per diluted share, in the December 2012 quarter.

•	Adjusted EBITDAR, which excludes special items and asset disposition effects, decreased 8% to $100.7 million compared to $109.2 million in the same period a year ago.

•
Cash as of December 31, 2013 totaled $323.2 million compared to $215.6 million as of March 31, 2013. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $617.2 million as of December 31, 2013 compared to $415.0 million as of March 31, 2013, a 49% increase.

THIRD QUARTER FY2014 BUSINESS UNIT RESULTS
Europe Business Unit
The net addition of eight large aircraft, along with an overall increase in activity with existing clients and new contracts primarily in the U.K. Northern North Sea, resulted in increased revenue of $22.3 million and were the primary contributors to revenue growth in our Europe Business Unit. We increased our fleet in this region by executing operating leases for new large oil and gas aircraft beginning in late fiscal year 2012 and continuing through the December 2013 quarter, with the addition of the four search and rescue (“SAR”) aircraft. Adjusted EBITDAR increased almost 14% year-over-year; however, adjusted EBITDAR margin decreased to 35.3% in the December 2013 quarter compared to 39.5% in the December 2012 quarter primarily due to maintenance and salary increases year over year. Sequential quarterly adjusted EBITDAR margins remained flat at 35.3% in both the December and September 2013 quarters.
West Africa Business Unit
Pricing improvements drove revenue increases in our West Africa Business Unit, leading to a 3.8% increase in operating revenue for the December 2013 quarter compared to the December 2012 quarter. However, an increase in salaries and benefits resulted in a 0.8% decrease in adjusted EBITDAR compared with the December 2012 quarter as well as a decrease in adjusted EBITDAR margin to 33.5% for the December 2013 quarter compared to 35.0% for the December 2012 quarter. Sequentially, quarterly adjusted EBITDAR margin increased to 33.5% for the December 2013 quarter compared to 30.4% for the September 2013 quarter primarily due to lower training, travel and maintenance expense.
North America Business Unit
The decrease in small aircraft on contract in the U.S. Gulf of Mexico, partially offset by an increase in medium and large aircraft in this business unit, drove the reduction in our revenue in North America. However, North America’s adjusted EBITDAR and adjusted EBITDAR margin improved to $18.2 million and 33.1%, respectively, in the December 2013 quarter compared to $17.3 million and 29.1%, respectively, in the December 2012 quarter, driven primarily by a lower level of bad debt expense in the December 2013 quarter, an increase in earnings from unconsolidated affiliates, net of losses, related to our Cougar investment and an increase in the number of large and medium aircraft on contract in the U.S. Gulf of Mexico. Sequentially, adjusted EBITDAR margin improved to 33.1% in the December 2013 quarter compared to 31.0% in the September 2013 quarter primarily due to higher equity earnings from our investment in Cougar.
We recognize that the current operating environment in the North America business unit is challenging for our fleet mix and we are proactively restructuring our business by exiting the Alaska market and selling smaller aircraft with a long-term strategy of operating larger aircraft to service deepwater client contracts in the U.S. Gulf of Mexico.

Australia Business Unit
Operating revenue for our Australia Business Unit decreased 16.7% to $34.6 million in the December 2013 quarter from $41.6 million in the December 2012 quarter due to the end of short-term contracts and the impact of foreign currency exchange rate changes. Further, as a result of costs incurred in the December 2013 quarter in anticipation of client contracts that start in the fourth quarter of this current fiscal year and fiscal year 2015, adjusted EBITDAR and adjusted EBITDAR margin decreased in the December 2013 quarter to $5.2 million and 15.0%, respectively, from $11.4 million and 27.3%, respectively, in the December 2012 quarter. We continue to incur salaries and benefits, depreciation, insurance, training and lease costs in anticipation of the new contracts that start during the fourth quarter of fiscal year 2014 and fiscal year 2015.
Other International Business Unit
Operating revenue for our Other International Business Unit decreased slightly due to a decline in aircraft on contract in Malaysia partially offset by increased activity in Trinidad and Brazil. Adjusted EBITDAR and adjusted EBITDAR margin for the December 2013 quarter decreased to $10.2 million and 33.2%, respectively, compared to $17.8 million and 55.7%, respectively, in the December 2012 quarter, primarily due to a decline in activity in Malaysia and an increase in mobilization costs in Tanzania for a new contract that began in January 2014, partially offset by increased activity in Trinidad and Brazil.
CEO SUCCESSION
On February 3, 2014, the Company announced that William E. Chiles will resign as President and Chief Executive Officer of the Company effective upon the conclusion of the 2014 annual meeting of the stockholders of the Company, and he has elected not to run for re-election and will not continue to serve as a director after that meeting.  Following his resignation as an officer, Mr. Chiles will remain an employee of the Company and will provide consulting services to the Company.
Jonathan E. Baliff has been appointed President and Chief Executive Officer to succeed Mr. Chiles effective immediately following the annual meeting.  The Company also expects to nominate Mr. Baliff as a member of the Board of Directors of the Company effective for the term beginning upon the conclusion of the 2014 annual meeting.
“After ten years at Bristow, I am excited about the time ahead for the Company and our industry as the organization transitions to new leadership. I know I will be leaving this organization in the capable hands of Jonathan Baliff, a world class senior management team and dedicated employees across the globe,” said William E. Chiles.
GUIDANCE
We are reaffirming our adjusted diluted earnings per share guidance for the full fiscal year 2014 of $4.25 to $4.55, reflecting our expectation of strong operating performance in our fiscal fourth quarter.
“Despite the impact of the timing of contract start-up and other costs during the third quarter of fiscal 2014, we expect our results for the full year to be within the guidance range provided in November 2013. This highlights our focus on long-term value as we manage our business with a focus on annual and not quarterly results. Our continued improvement in operating and commercial performance has delivered strong nine-month year-to-date financial results, as seen in the over 11% growth in adjusted EBITDAR and over 12% growth in adjusted EPS for the nine months ended December 31, 2013 compared to the same period a year ago,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group.
“We continue to focus on safety, client service and top line growth, which we’ve seen across many of our business units, mostly in Europe in the third quarter. This growth, combined with increased overall liquidity of $202 million, has us well positioned for further growth in the oil and gas sector and for civilian SAR, while also providing funds for acquisitions and opportunistic share buybacks, both of which we executed on this quarter.”

As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable. Further, this guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including any issues involved with the return to full revenue service of the EC225 aircraft and changes in the market and industry, could result in earnings per share for fiscal year 2014 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our quarterly report on Form 10-Q for the quarter ended September 30, 2013 and annual report on Form 10-K for the fiscal year ended March 31, 2013.
DIVIDEND AND SHARE REPURCHASE
On February 5, 2014, our Board of Directors approved our twelfth consecutive quarterly dividend. This dividend of $0.25 per share will be paid on March 14, 2014 to shareholders of record on February 28, 2014 and is 67% higher than the first dividend paid in June 2011. Based on shares outstanding as of December 31, 2013, the total quarterly dividend payment will be approximately $9.1 million. Additionally, during the December 2013 quarter, we spent $16.5 million to repurchase 215,310 shares of our Common Stock. Subsequently, in January 2014, we spent an additional $16.9 million to repurchase another 230,490 shares of our Common Stock. On February 5, 2014, our Board of Directors approved an increase of the remaining repurchase amount of our Common Stock to up to $100 million through November 5, 2014.
EASTERN AIRWAYS TRANSACTION
On February 6, 2014, Bristow Helicopters Limited (“Bristow Helicopters”) acquired a 60% interest in the privately owned Eastern Airways International Limited (“Eastern Airways”) for cash of £27 million ($45 million) with possible earn out consideration of up to £6 million ($10 million) to be paid over a three year period based on the achievement of specified financial performance thresholds. In addition, Bristow Helicopters entered into agreements with the other stockholders of Eastern Airways that grant Bristow Helicopters the right to buy all of their Eastern Airways shares (and grant them the right after seven years to require Bristow Helicopters to buy all of their shares) and include transfer restrictions and other customary provisions. Eastern Airways is a regional fixed wing operator based at Humberside Airport located in North Lincolnshire, England with both charter and scheduled services targeting U.K. oil and gas industry transport. We believe this investment will strengthen Bristow Helicopters’ ability to provide a complete suite of point to point transportation services for existing European based passengers, expand helicopter services in certain areas like the Shetland Islands and create a more integrated logistics solution for global clients.
The acquisition of Eastern Airways will be accounted for under the purchase method and the results will be consolidated from the date of acquisition in the Europe business unit. The purchase price will be allocated based on the fair value of assets acquired and liabilities assumed as of the acquisition date.
We expect this acquisition will contribute approximately $160 million in operating revenue and $25 million of adjusted EBITDAR on an annual basis.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, February 7, 2014 to review financial results for the fiscal year 2014 third quarter ended December 31, 2013. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2014 Third Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-9205

•	Replay: A telephone replay will be available through February 21, 2014 and may be accessed by calling toll free 1-800-406-7325, passcode: 4662021#
Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9726

•	Replay: A telephone replay will be available through February 21, 2014 and may be accessed by calling 1-303-590-3030, passcode: 4662021#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, EC225 return to service, capital allocation strategy, operational and capital performance, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and demand for natural gas and oil; fluctuations in levels of natural gas and oil exploration and development activities; the impact of competition; actions by customers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2013 and annual report on Form 10-K for the fiscal year ended March 31, 2013. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012

Gross revenue:
Operating revenue from non-affiliates	$351,193	$326,481	$1,041,290	$960,993
Operating revenue from affiliates	22,371	20,199	70,451	32,292
Reimbursable revenue from non-affiliates	38,760	41,657	116,840	123,330
Reimbursable revenue from affiliates	11	132	76	216
	412,335	388,469	1,228,657	1,116,831
Operating expense:
Direct cost	261,590	224,739	773,612	672,002
Reimbursable expense	36,677	39,434	109,734	118,240
Depreciation and amortization	23,655	24,867	70,332	69,560
General and administrative	48,948	41,623	135,735	114,308
	370,870	330,663	1,089,413	974,110

Gain (loss) on disposal of assets	3,982	7,396	(803)	819
Earnings from unconsolidated affiliates, net of losses	(15,945)	8,918	1,115	17,901
Operating income	29,502	74,120	139,556	161,441

Interest income	407	134	1,288	485
Interest expense	(7,253)	(14,742)	(36,701)	(32,113)
Extinguishment of debt	—	(14,932)	—	(14,932)
Gain on sale of unconsolidated affiliate	—	—	103,924	—
Other income (expense), net	(696)	(106)	(575)	(1,255)
Income before provision for income taxes	21,960	44,474	207,492	113,626
Provision for income taxes	(2,946)	(7,788)	(51,682)	(22,310)
Net income	19,014	36,686	155,810	91,316
Net (income) loss attributable to noncontrolling interests	(87)	(294)	609	(1,594)
Net income attributable to Bristow Group	$18,927	$36,392	$156,419	$89,722

Earnings per common share:
Basic	$0.52	$1.01	$4.32	$2.50
Diluted	$0.51	$1.00	$4.28	$2.45

Non-GAAAP measures:
Adjusted operating income	$49,056	$66,724	$165,293	$160,000
Adjusted operating margin	13.1%	19.2%	14.9%	16.1%
Adjusted EBITDAR	$100,677	$109,223	$310,968	$277,950
Adjusted EBITDAR margin	27.0%	31.5%	28.0%	28.0%
Adjusted net income	$31,331	$42,632	$113,891	$101,304
Adjusted diluted earnings per share	$0.85	$1.17	$3.11	$2.77

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2013	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$323,230	$215,623
Accounts receivable from non-affiliates	247,859	254,520
Accounts receivable from affiliates	7,453	8,261
Inventories	161,065	153,969
Assets held for sale	22,195	8,290
Prepaid expenses and other current assets	40,414	35,095
Total current assets	802,216	675,758
Investment in unconsolidated affiliates	255,267	272,123
Property and equipment – at cost:
Land and buildings	118,719	108,593
Aircraft and equipment	2,541,382	2,306,054
	2,660,101	2,414,647
Less – Accumulated depreciation and amortization	(530,148)	(493,575)
	2,129,953	1,921,072
Goodwill	30,096	28,897
Other assets	59,202	52,842
Total assets	$3,276,734	$2,950,692

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$60,048	$69,821
Accrued wages, benefits and related taxes	66,528	56,084
Income taxes payable	20,304	11,659
Other accrued taxes	7,578	7,938
Deferred revenue	22,899	21,646
Accrued maintenance and repairs	16,815	15,391
Accrued interest	8,186	14,249
Other accrued liabilities	26,499	20,714
Deferred taxes	2,251	—
Short-term borrowings and current maturities of long-term debt	8,310	22,323
Deferred sale leaseback advance	81,372	—
Total current liabilities	320,790	239,825
Long-term debt, less current maturities	833,285	764,946
Accrued pension liabilities	124,974	126,647
Other liabilities and deferred credits	88,768	57,196
Deferred taxes	145,984	151,121

Stockholders’ investment:
Common stock	373	367
Additional paid-in capital	757,213	731,883
Retained earnings	1,223,904	1,094,803
Accumulated other comprehensive loss	(184,042)	(199,683)
Treasury shares	(42,848)	(26,304)
Total Bristow Group stockholders’ investment	1,754,600	1,601,066
Noncontrolling interests	8,333	9,891
Total stockholders’ investment	1,762,933	1,610,957
Total liabilities and stockholders’ investment	$3,276,734	$2,950,692

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$155,810	$91,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,332	69,560
Deferred income taxes	(3,132)	(5,170)
Write-off of deferred financing fees	12,733	2,889
Discount amortization on long-term debt	2,719	2,663
(Gain) loss on disposal of assets	803	(819)
Gain on sale of unconsolidated affiliate	(103,924)	—
Extinguishment of debt	—	14,932
Stock-based compensation	10,694	9,008
Equity in earnings from unconsolidated affiliates (in excess of) less than dividends received	7,926	(4,343)
Tax benefit related to stock-based compensation	(5,328)	(361)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	31,786	6,732
Inventories	1,258	(10,039)
Prepaid expenses and other assets	(4,002)	(8,038)
Accounts payable	(31,727)	2,554
Accrued liabilities	4,868	28,029
Other liabilities and deferred credits	(13,517)	3,810
Net cash provided by operating activities	137,299	202,723
Cash flows from investing activities:
Capital expenditures	(526,048)	(427,370)
Proceeds from asset dispositions	244,867	130,922
Proceeds from sale of unconsolidated affiliate	112,210	—
Investment in unconsolidated affiliate	—	(51,179)
Net cash used in investing activities	(168,971)	(347,627)
Cash flows from financing activities:
Proceeds from borrowings	283,977	675,000
Debt issuance costs	(15,152)	(10,345)
Repayment of debt	(232,063)	(549,234)
Partial prepayment of put/call obligation	(42)	(48)
Acquisition of non-controlling interest	(2,078)	—
Proceeds from assignment of aircraft purchase agreements	106,113	—
Repurchase of common stock	(16,544)	(1,218)
Common stock dividends paid	(27,318)	(21,509)
Issuance of common stock	14,368	11,515
Tax benefit related to stock-based compensation	5,328	361
Net cash provided by financing activities	116,589	104,522
Effect of exchange rate changes on cash and cash equivalents	22,690	10,730
Net increase (decrease) in cash and cash equivalents	107,607	(29,652)
Cash and cash equivalents at beginning of period	215,623	261,550
Cash and cash equivalents at end of period	$323,230	$231,898

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe	16,428	14,399	49,593	47,535
West Africa	11,485	11,060	34,597	32,449
North America	12,345	17,159	44,686	57,889
Australia	2,406	3,247	7,463	9,000
Other International	3,584	3,868	10,582	13,026
Consolidated	46,248	49,733	146,921	159,899

Operating revenue:
Europe	$158,458	$124,418	$451,969	$372,646
West Africa	79,421	76,541	231,075	208,169
North America	54,916	59,327	173,504	168,934
Australia	34,606	41,554	108,145	118,173
Other International	30,778	31,983	95,821	97,295
Corporate and other	16,321	13,786	54,229	30,023
Intra-business unit eliminations	(936)	(929)	(3,002)	(1,955)
Consolidated	$373,564	$346,680	$1,111,741	$993,285

Operating income (loss):
Europe	$29,729	$31,235	$82,708	$80,119
West Africa	21,777	22,883	59,261	52,444
North America	6,666	8,560	23,953	21,165
Australia	(1,027)	6,237	4,761	19,575
Other International	(12,808)	13,754	14,288	31,495
Corporate and other	(18,817)	(15,945)	(44,612)	(44,176)
Gain (loss) on disposal of assets	3,982	7,396	(803)	819
Consolidated	$29,502	$74,120	$139,556	$161,441

Operating margin:
Europe	18.8%	25.1%	18.3%	21.5%
West Africa	27.4%	29.9%	25.6%	25.2%
North America	12.1%	14.4%	13.8%	12.5%
Australia	(3.0)%	15.0%	4.4%	16.6%
Other International	(41.6)%	43.0%	14.9%	32.4%
Consolidated	7.9%	21.4%	12.6%	16.3%

Adjusted EBITDAR:
Europe	$55,995	$49,095	$152,677	$132,004
West Africa	26,601	26,826	73,396	65,286
North America	18,150	17,279	53,865	41,246
Australia	5,187	11,351	19,374	32,442
Other International	10,214	17,814	43,532	43,529
Corporate and other	(15,470)	(13,142)	(31,876)	(36,557)
Consolidated	$100,677	$109,223	$310,968	$277,950

Adjusted EBITDAR margin:
Europe	35.3%	39.5%	33.8%	35.4%
West Africa	33.5%	35.0%	31.8%	31.4%
North America	33.1%	29.1%	31.0%	24.4%
Australia	15.0%	27.3%	17.9%	27.5%
Other International	33.2%	55.7%	45.4%	44.7%
Consolidated	27.0%	31.5%	28.0%	28.0%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of December 31, 2013
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Period Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (3)
							Total (1)(2)		Total
Europe	41%	—	9	56	—	—	65	—	65
West Africa	21%	9	27	7	—	3	46	—	46
North America	16%	50	25	12	—	—	87	—	87
Australia	10%	2	7	16	—	—	25	—	25
Other International	8%	2	32	13	—	—	47	126	173
Corporate and other	4%	—	—	—	75	—	75	—	75
Total	100%	63	100	104	75	3	345	126	471
Aircraft not currently in fleet: (4)
On order		—	12	35	—	—	47
Under option		—	22	35	—	—	57
_________

(1)	Includes 21 aircraft held for sale and 81 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	2	—	—	2
West Africa	—	2	—	—	—	2
North America	11	—	—	—	—	11
Australia	—	—	—	—	—	—
Other International	1	3	—	—	—	4
Corporate and other	—	—	—	2	—	2
Total	12	5	2	2	—	21

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	1	21	—	—	22
West Africa	—	1	1	—	—	2
North America	4	13	3	—	—	20
Australia	2	2	4	—	—	8
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	29	—	29
Total	6	17	29	29	—	81

(2)	The average age of our fleet, excluding training aircraft, was 11 years as of December 31, 2013.

(3)
The 126 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 56 helicopters (primarily medium) and 27 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit. On July 14, 2013, we sold our interest in an unconsolidated affiliate operating 64 aircraft in Europe.

(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Adjusted operating income	$49,056	$66,724	$165,293	$160,000
Gain (loss) on disposal of assets	3,982	7,396	(803)	819
Special items	(23,536)	—	(24,934)	622
Operating income	$29,502	$74,120	$139,556	$161,441

Adjusted EBITDAR	$100,677	$109,223	$310,968	$277,950
Gain (loss) on disposal of assets	3,982	7,396	(803)	819
Special items	(23,536)	(14,932)	78,990	(14,310)
Depreciation and amortization	(23,655)	(24,867)	(70,332)	(69,560)
Rent expense	(28,255)	(17,604)	(74,630)	(49,160)
Interest expense	(7,253)	(14,742)	(36,701)	(32,113)
Provision for income taxes	(2,946)	(7,788)	(51,682)	(22,310)
Net income	$19,014	$36,686	$155,810	$91,316

Adjusted net income	$31,331	$42,632	$113,891	$101,304
Gain (loss) on disposal of assets	3,146	6,101	(634)	658
Special items	(15,550)	(12,341)	43,162	(12,240)
Net income attributable to Bristow Group	$18,927	$36,392	$156,419	$89,722

Adjusted diluted earnings per share	$0.85	$1.17	$3.11	$2.77
Gain (loss) on disposal of assets	0.09	0.17	(0.02)	0.02
Special items	(0.42)	(0.34)	1.18	(0.33)
Diluted earnings per share	0.51	1.00	4.28	2.45

	Three Months Ended December 31, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
North America restructuring (1)	$(2,101)	$(2,101)	$(1,366)	$(0.04)
Líder taxes (2)	(19,335)	(19,335)	(12,567)	(0.34)
Severance costs in the Southern North Sea (3)	(2,100)	(2,100)	(1,617)	(0.04)
Total special items	$(23,536)	$(23,536)	$(15,550)	(0.42)

	Three Months Ended December 31, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
7 ½% Senior Notes retirement (4)	$—	$(14,932)	$(11,377)	$(0.31)
364-Day Term Loan financing fees (5)	—	—	(964)	(0.03)
Total special items	$—	$(14,932)	$(12,341)	(0.34)

	Nine Months Ended December 31, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (6)	$—	$103,924	$67,897	$1.86
Cancellation of potential financing (7)	—	—	(8,276)	(0.23)
Inventory allowances (8)	(2,364)	(2,364)	(1,536)	(0.04)
North America restructuring (1)	(2,650)	(2,650)	(1,723)	(0.05)
Líder taxes (2)	(17,820)	(17,820)	(11,583)	(0.32)
Severance costs in the Southern North Sea (3)	(2,100)	(2,100)	(1,617)	(0.04)
Total special items	$(24,934)	$78,990	$43,162	1.18

	Nine Months Ended December 31, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Líder correction (9)	$2,784	$2,784	$1,809	$0.05
Severance costs in the Southern North Sea (10)	(2,162)	(2,162)	(1,708)	(0.05)
7 ½% Senior Notes retirement (4)	—	(14,932)	(11,377)	(0.31)
364-Day Term Loan financing fees (5)	—	—	(964)	(0.03)
Total special items	$622	$(14,310)	$(12,240)	(0.33)
_________

(1)
Relates to a charges associated with the restructuring of our North America business unit and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(2)
Relates to a payment Líder made to the government of Brazil for tax amnesty resulting in a $19.3 million impact for the December 2013 quarter and $17.8 million impact for the nine months ended December 31, 2013.

(3)	Relates to $2.1 million of severance costs in the Southern North Sea in the December 2013 quarter.

(4)	Relates to $14.9 million in redemption premium and fess as a result of the early redemption of our 7 ½ Senior Notes.

(5)	Relates to a charge to interest expense of $1.5 million for the write-off of deferred financing fees for our 364-Day Credit Agreement.

(6)	Relates to a gain resulting from the sale of our 50% interest in the FB Entities for £74 million, or approximately $112.2 million.

(7)
Relates to a charge to interest expense of $12.7 million, resulting from the write-off of unamortized deferred financing fees related to a potential financing in connection with our bid to provide SAR services in the U.K. During the June 2013 quarter, we increased our borrowing capacity on our revolving credit facility from $200 million to $350 million and cancelled this potential financing.

(8)
During the nine months ended December 31, 2013, we increased our inventory allowance by $2.4 million as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale. A majority of this allowance relates to small aircraft types operating primarily in our North America business unit as we continue to move toward operating a fleet of mostly large and medium aircraft in this market.

(9)	Relates to a calculation error related to Líder that affected our earnings from unconsolidated affiliate by $2.8 million.

(10)	Relates to $2.2 million of severance costs related to the termination of a contract in the Southern North Sea in the September 2012 quarter.
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